Exhibit 5.18

[Letterhead of McLane, Graf, Raulerson & Middleton, Professional Association]

January 29, 2004
Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Re: EmCare of New Hampshire, Inc. (the “Company”) Guaranty of Laidlaw International, Inc. Registered 10 3/4% Senior Notes due 2011 (the “Exchange Notes”) to be exchanged for certain outstanding Laidlaw International, Inc. 10 3/4% Senior Notes due 2011 (the “Outstanding Notes”)

Ladies and Gentlemen:

     This opinion is being furnished in our capacity as special New Hampshire Counsel to the Company in connection with the Offer to Exchange all $406,000,000 Outstanding 10 3/4% Senior Notes due 2011, for registered 10 3/4% Senior Notes due 2011 (the “Exchange Offer”). This firm previously represented the Company in connection with the issuance of legal opinions in June, 2003. One opinion involved the Company’s guaranty of the Outstanding Notes. Our engagement is limited to the issuance of this opinion concerning the Company’s delivery of the Exchange Guaranty. We did not represent the Company in connection with the negotiation and preparation of the Exchange Offer and Indenture or the transactions contemplated by the Indenture and the Exchange Offer. There exist matters of a legal and factual nature with respect to the Company as to which we have not been consulted or provided representation.

     In preparation of this opinion we have examined (1) the Registration Rights Agreement by and among Laidlaw Investments Ltd. and the Guarantors and Citigroup Global Markets Inc. and Credit Suisse First Boston LLC as Representatives of the Initial Purchasers dated June 3, 2003 (“Registration Rights Agreement”); (2) the Indenture between Laidlaw International, Inc. and the Guarantors and Deutsche Bank Trust Company Americas dated June 3, 2003 and the First Supplemental Indenture dated as of June 18, 2003 (together the “Indenture”); (3) the undated Guaranty of the Company of the Outstanding Notes (the “First Guaranty”); (4) a draft of the Registration Statement relating to the Exchange Offer(the “Registration Statement”) ; (5) a copy of the Articles of Incorporation of the Company dated January 9, 2004 by the New Hampshire Secretary of State; (6) Bylaws of the Company provided to us by legal counsel to Laidlaw International, Inc. (“Laidlaw”); (7) a certificate of the Company’s

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existence from the New Hampshire Secretary of State dated January 9, 2004; and (8) a copy of a Resolution of the Board of Directors dated May 22, 2003 certified by a Vice-President of the Company (the “Resolution”). (The Registration Statement, the Indenture, the Registration Rights Agreement, and the First Guaranty are referred to as the “Documents.”) We have not examined any other documents or items for the purposes of this opinion.

     We have assumed that the Exchange Guaranty, a draft copy of which has been provided for us to review, will be identical in all material respects to the draft.

     We have assumed without independent verification that the information and the representations and warranties made by Laidlaw Investment, Ltd. (“LIL”) concerning the Company in the Documents are accurate, complete and not misleading, although nothing has come to our attention which would suggest that any such information, representation or warranty is inaccurate, incomplete or misleading in any material respect. We have not conducted any independent outside review of agreements, contracts, indentures, instruments, orders, judgments, rules, regulations, writs, injunctions or decrees by which the Company or any of its property may be bound, nor have we made any outside independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company. We have not reviewed the financial books or records of the Company and do not express any opinion as to financial or tax matters or compliance with tax laws.

     In all our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the originals of all documents submitted to us as conformed or photostatic copies, which facts we have not independently verified.

     We have assumed, and we have no information to the contrary, that the Resolution accurately reflects the actions taken. Because we have only been provided the Articles, By-Laws and the Resolution and have not been provided the rest of the minutes of the Company, we have assumed, with your permission, that the Resolution has not been revoked or altered in any subsequent action or vote taken by the Company’s Board of Directors or Shareholder, is in full force and effect, and is not affected in any way by any prior vote of the Board of Directors or shareholders of the Company. We have also assumed, with your permission, that because LIL was domesticated in Delaware pursuant to Del. Gen. Corp. L. Ch. 339, § 388, that Laidlaw is the same legal entity as LIL and that actions taken by LIL prior to domestication constitute action of Laidlaw and the references in the Resolution to LIL mean and include Laidlaw.

     We have also assumed, and we have no information to the contrary, that the information contained in the Documents we have reviewed is accurate, complete and not misleading, and we have not independently verified such information.

     We have also assumed that the transactions contemplated by the Documents have been duly authorized by each of the parties to it other than the Company, that each of the Documents has been duly executed and delivered by each of the other parties to them, that each of the other parties has the power and authority to execute and deliver each of the Documents, and that each constitutes a legal, valid and binding agreement of each of the other parties, subject, if at to the General Qualifications as defined in the American Bar Association Section of Business Legal Opinion Accord (1991) (the “Enforceability Qualification”).

     We are providing this letter as members of the Bar of the State of New Hampshire, and we express no opinion as to matters involving the laws of any jurisdiction other than the State of New Hampshire. This opinion is limited to the effect of the laws (including administrative and judicial interpretations) of the State of New Hampshire as they existed on the date of this letter and to the facts bearing upon the opinions below as they existed on the date of this letter, and we expressly disclaim any obligation or undertaking to update or modify the opinions below as a consequence of any future changes in the applicable laws or in the facts bearing upon those opinions. We express no opinion as to the impact of the laws of the United States on the Documents and to the transaction contemplated therein including, without limitation, securities laws and bankruptcy law.

     We express no opinion as to the impact on the Documents and the transactions contemplated therein by the securities laws of New Hampshire. Notwithstanding anything to the contrary in the Documents, we have assumed that the Company is not, and that the execution and delivery of the Documents and performance of the terms and provisions of the Documents and the transactions contemplated therein by the Company or by others will not make the Company an issuer or a dealer of securities and that all consents, filings, approvals, authorizations, licenses and the like required under New Hampshire law which may be required of any other party in connection with the transaction contemplated by the Documents have been obtained.

     Based upon the forgoing, we are of the opinion that:

1.	The Company is validly existing and in good standing under the laws of the State of New Hampshire.

2.	As of the date of the Indenture, the Company had all necessary power and corporate authority to enter into the Indenture and no such power or authority has been revoked; and

3.	The execution and delivery by the Company of the Indenture has been authorized by all necessary action of the Company.

     The above opinions are solely for the benefit of the party to whom this letter is addressed in connection with the Company’s guaranty of the Exchange Notes pursuant to the Agreement. This letter is not to be quoted or otherwise referred to nor furnished to any other person, without our prior written consent. No person other than you shall be entitled to rely on the opinions expressed in this letter, except that Jones Day may rely on this opinion for the sole purpose of rendering its opinion on the Exchange Guaranty. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

McLANE, GRAF, RAULERSON & MIDDLETON,
PROFESSIONAL ASSOCIATION

By:	/s/ Joseph A. Foster
Joseph A. Foster
Vice President